EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with its attachment, the “Agreement”) made as of September 4, 2015 (the “Effective Date”) is between Cerulean Pharma Inc., a Delaware corporation having an address at 840 Memorial Drive, 5th Floor, Cambridge, MA 02139 (“Cerulean”) and Edward Garmey, M.D., an individual having an address at 330 Main Street, Concord, MA 01742 (“Consultant”).  Cerulean desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to Cerulean, all as provided in this Agreement.

1.Consulting Services.  Cerulean retains Consultant and Consultant will provide consulting services to Cerulean as it may from time to time reasonably request and as further specified in the business terms exhibit (“Business Terms Exhibit”) attached to this Agreement (the “Consulting Services”).  Any changes to the Consulting Services and/or any compensation adjustments in respect of the Consulting Services must be agreed upon in writing between Consultant and Cerulean.

1.1

Performance. Consultant will render the Consulting Services (a) at such reasonably convenient times and places as Cerulean and Consultant may agree, (b) under the general guidance of Cerulean and (c) on a best efforts basis. In performing the Consulting Services, Consultant will comply with all business conduct, regulatory and health and safety guidelines or regulations established by Cerulean or any governmental authority with respect to the business of Cerulean.

1.2

Obligations to Third Parties.  Consultant will not use or disclose any confidential information of any other third party in connection with any of the Consulting Services.  Further, Consultant represents that the performance of the Consulting Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential information of any third party or to refrain from competing with the business of any third party.

1.3

No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services.  During the term of this Agreement, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.  Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party. Consultant represents and warrants to Cerulean that the Developments do not violate the intellectual property rights of any third party.

1.4

Absence of Debarment.  Consultant represents that Consultant has not been suspended, debarred or subject to temporary denial of approval, and to the best of Consultant’s knowledge, is not under consideration to be suspended, debarred or subject to temporary denial of approval, by the Food and Drug Administration from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

2.  Compensation.  In consideration for the Consulting Services rendered by Consultant to Cerulean, Cerulean will pay Consultant as set forth in the Business Terms Exhibit. All undisputed payments will be made by Cerulean within thirty (30) days from Cerulean’s receipt of Consultant’s invoice.  Invoices will contain such detail as Cerulean may reasonably require and will be payable in U.S. Dollars.  Cerulean will reimburse Consultant for reasonable business expenses incurred by Consultant in the performance of the Consulting Services; provided that they are pre-approved by Cerulean.

3.Proprietary Rights.

3.1

Developments.  “Developments” means ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, processes, methodologies, materials, products, formulations, data, documentation, reports, algorithms, notation systems, computer programs, works of authorship, databases, mask works, devices, equipment and any other creations (whether or not patentable or subject to copyright or trade secret protection) that are developed or conceived or reduced to practice by Consultant, either alone or jointly with others, and that result from or relate to the performance of the Consulting Services.

3.2

Ownership.  All Developments will be the exclusive property of Cerulean. Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign and assigns to Cerulean, without further compensation, all right, title and interest in and to all Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world.  During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of Cerulean and at Cerulean’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as Cerulean may reasonably request, in order to perfect and enforce Cerulean’s rights in the Developments.  Consultant appoints Cerulean its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so.

3.3

Records and Reporting. Consultant shall make and maintain adequate and current written records of all Developments.  Such records shall be furnished to Cerulean as and when requested by Cerulean and will be the exclusive property of Cerulean.  Consultant will promptly disclose all Developments to Cerulean.

3.4

Work at Third Party Facilities.  Consultant will not make any use of any funds,  personnel, equipment, facilities or other resources of any third party in performing the Consulting Services nor to take any other action that would result in a third party owning or having a right in any Developments.

4.Confidential Information and Materials.

4.1

Definitions.  “Confidential Information” means any and all non-public information of  Cerulean, including information that is developed by Consultant in the performance of the Consulting Services as well as information of third parties that Cerulean has an obligation to maintain, which collectively pertain to Cerulean’s technologies, products, intellectual property, finances, operations and/or business, and whether or not labeled as being confidential information of Cerulean.  “Materials” means any biological, chemical or similar materials of Cerulean which are furnished by Cerulean to Consultant in order to perform the Consulting Services.  If the provision of Materials is contemplated under this Agreement, the Materials to be provided are so identified in the Business Terms Exhibit.

4.2

Obligations of Confidentiality.  During the term of this Agreement and thereafter, Consultant will not directly or indirectly (a) publish, disseminate or otherwise disclose, (b) use for Consultant’s own benefit or for the benefit of a third party or (c) deliver or make available to any third party, any Confidential Information or Materials, other than in furtherance of the purposes of this Agreement and only then with the prior written consent of Cerulean.  Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and Materials and will not remove any Confidential Information or Materials from Cerulean’s premises, other than in furtherance of the purposes of this Agreement and then only with Cerulean’s prior written consent.

4.3	Exceptions. Consultant will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:

(a)	is or later becomes generally available to the public by use, publication or the like, through no act or omission of Consultant;

(b)	is obtained from a third party without an obligation of confidentiality and such third party had the legal right to disclose the same to Consultant; or

(c)	Consultant already possesses, as evidenced by its written records that predate the receipt thereof from Cerulean.

In the event that Consultant is required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Consultant will give Cerulean prompt notice thereof so that Cerulean may seek an appropriate protective order.  Consultant will reasonably cooperate with Cerulean in its efforts to seek such a protective order.

4.4

Remedies.  Consultant acknowledges that Cerulean may be irreparably injured by a breach of this Section 4; that money damages would not be an adequate remedy for any such breach; and that Cerulean will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Cerulean’s exclusive remedy for any breach of this Section 4.

5.Term and Termination.

5.1

Term.  This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit, unless sooner terminated pursuant to the express terms of this Section 5 or extended by mutual written agreement of the parties.

5.2

Termination by Either Party.  Either party may terminate this Agreement at any time without Cause (as defined in Section 5.3) upon not less than thirty (30) days prior written notice to the other party.

5.3

Termination for Breach.  Cerulean may immediately terminate this Agreement at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (e.g., a breach of Section 4) or in the event that Consultant is accused of a crime or unethical conduct.  In addition, Cerulean may terminate this Agreement for Cause at any time upon three (3) days prior written notice to Consultant.  “Cause” shall mean

(a) a breach by Consultant of this Agreement where such breach can be cured and is not remedied within such three (3) day notice period, (b) the Consultant’s inability to perform the Consulting Services due to mental or physical illness as determined by a physician selected by Cerulean and acceptable to Consultant or (c) a determination by Cerulean in its sole discretion that Consultant’s performance of the Consulting Services is unsatisfactory, which unsatisfactory performance is not remedied within such three (3) day period.

5.4

Effect of Expiration/Termination.  Upon any expiration or termination of this Agreement, for any reason, neither Consultant nor Cerulean will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner and as otherwise requested by Cerulean, (b) Cerulean will pay Consultant any monies due and owing Consultant for Consulting Services actually performed up to the time of expiration or termination of this Agreement, including any orderly completion of the Consulting Services requested by Cerulean, (c) Consultant will immediately return to Cerulean all Confidential Information provided to Consultant under this Agreement except for one (1) copy which Consultant may retain solely for legal archival purposes, (d) Consultant will immediately return to Cerulean all unused Materials provided to Consultant under this Agreement, (e) Consultant will immediately deliver to Cerulean all Developments and records of Developments, and (f) the terms and conditions of Sections 1.3, 3, 4, 5.4 and 6 will survive expiration or termination of this Agreement.

6.   Miscellaneous.

6.1

Independent Contractor.  All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee, principal-agent, joint venture or partnership relationship between Consultant and Cerulean.  Consultant will have no right to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to employees of Cerulean. Consultant will not in any way represent Consultant to be an employee, partner, joint venturer or agent of Cerulean.  Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes, and for maintaining adequate workers’ compensation insurance coverage.

6.2

Taxes.  Consultant will pay all required taxes on Consultant's income from Cerulean under this Agreement.  Consultant shall provide Cerulean with all required tax information, including without limitation, an IRS Form W-9 “Request for Taxpayer Identification Number and Certification.”  Failure to provide such information may result in withholding of payments to Consultant.

6.3

Use of Name.  Consultant consents to the use by Cerulean of Consultant’s name in written materials and oral presentations to current or prospective business partners, investors or other third parties, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Cerulean.

6.4

Assignability and Binding Effect.  The Consulting Services to be rendered by Consultant are personal in nature.  Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations under this Agreement.  Cerulean shall have the right to assign this Agreement to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the business to which this Agreement relates.  This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

6.5

Notices.  Any notices from one party to the other will be in writing and will be given by addressing the same to the other at the address set forth in this Agreement.  Notices to Cerulean will be marked “General Counsel”. Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class registered or certified mail, return receipt requested, (b) sent by any reputable commercial courier, or (c) delivered personally.

6.6	Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.
6.7	No Modification. This Agreement may be changed only by a writing signed by both parties.

6.8

Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

6.9

Entire Agreement.  This Agreement and that certain Separation Agreement by and between Cerulean and Consultant of even date herewith constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.

6.10

Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

6.11

Counterparts.  This Agreement may be executed in any number of counterparts which may be in the form of a facsimile or a pdf, each of which will be deemed an original, and together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

Cerulean PHARMA INC.		CONSULTANT
By:	/s/ Christopher D. T. Guiffre	/s/ Edward Garmey
Name:	Christopher D. T. Guiffre	Edward Garmey, M.D.
Title:	President & Chief Executive Officer

EXHIBIT 10.2

EXHIBIT A

BUSINESS TERMS EXHIBIT

Industry Consulting Agreement with Edward Garmey, M.D.

1.	Consulting Services:

Consultant will render advice to Cerulean as a member of Cerulean’s Medical Advisory Board.  Consulting Services will be rendered at one or more meetings of the Medical Advisory Board.  Additional Consulting Services may be performed on an ad hoc basis, as determined by mutual arrangement between Consultant and Cerulean’s Chief Medical Officer, to whom Consultant will report during the term of this Agreement.

2.	Compensation:

In consideration for the Consulting Services, Consultant will be paid $425 per hour.

3.	Term:

This Agreement will be for an initial term of one (1) year, beginning on the Effective Date, and may be extended for additional periods, at Cerulean’s option and with Consultant’s consent.